 FOR IMMEDIATE RELEASE

CONTACT:          Roy Estridge. EVP/CFO
Valley Commerce Bancorp
(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS
EARNINGS FOR FIRST QUARTER 2007

VISALIA, Calif., April 30, 2007/ -- Valley Commerce Bancorp (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today announced unaudited consolidated net income of $593,000, or $.26 per diluted share, for the quarter ended March 31, 2007, compared to $728,000 or $.31 per diluted share for the same period of 2006, representing a 16% decrease in diluted earnings per share.

The annualized return on average assets for the first quarter of 2007 was .93%, compared to 1.29% for the 2006 period.  The annualized return on average equity for the first quarter of 2007 was 9.35% compared to 13.16% for the 2006 period.

“The primary reason for our reduced profitability is that funding costs have risen to a much greater extent than loan yields during the last several months due to the inverted yield curve,” stated Don Gilles, President and Chief Executive Officer of Valley Commerce Bancorp and Valley Business Bank.  “Our loan portfolio credit quality continues to be very strong and despite the adverse impact of this lengthy yield curve inversion, we will continue to invest in staff, facilities, and technology to expand our base of core business customers,” he added.

Net interest income earned during the first quarter of 2007 was $2.7 million compared to $2.8 million in the first quarter of the prior year, a 4% decrease.  The decrease was attributable primarily to significant increase in the Company’s cost of funds during the 2007 period.  Interest expense for the 2007 period totaled $1.76 million on average interest-bearing liabilities of $171 million at an average cost rate of 4.18%, compared to interest expense of $1.04 million on average interest-bearing liabilities of $137 million at an average cost rate of 3.06% for the 2006 period.  In contrast to the 112 basis points increase in the average cost rate for interest-bearing liabilities, the tax equivalent yield on average interest-earning assets increased by only 27 basis points, from 7.46% for the 2006 period to 7.73% for the 2007 period.

The Company’s net interest income was also impacted by a decrease in the average volume of non-interest bearing deposits which primarily migrated into interest-bearing deposit categories.  The average volume of demand deposit accounts for the 2007 period was $59 million, a $11 million or 13% decrease from the 2006 period.

The Company’s net interest margin on a fully tax equivalent basis for the first quarter of 2007 was 4.74% compared to 5.47% for the first quarter of 2006, a decrease of 73 basis points.  When the series of Fed funds rate increases was halted in mid-2006, the average yield on the Company’s interest-earning assets stabilized while the average cost of interest bearing deposits continued to rise due to scheduled repricing and competitive factors.

Average total assets for the first quarter of 2007 were $257 million compared to $229 million for the same period in 2006, an increase of $28 million or 12%.  Total assets were $263 million at March 31, 2007, a $1.0 million decrease from the December 31, 2006 total of $264 million, and a $37 million or 16% increase from total assets of $226 million at March 31, 2006.

Average net loans for the first quarter of 2007 were $182 million compared to $148 million for the same period in 2006, an increase of $34 million or 23%.  Total net loans were $189 million at March 31, 2007, a $7.0 million or 4% increase from the December 31, 2006 total of $182 million, and a $44 million or 30% increase from total net loans of $226 million at March 31, 2006.  The Company’s loan growth reflects its continued business development efforts.

Average deposits for the first quarter of 2007 were $205 million compared to $193 million for the same period in 2006, an increase of $12 million or 6%.  Total deposits were $210 million at March 31, 2007, a $2.0 million or 1% increase from the December 31, 2006 total of $208 million, and a $20 million or 11% increase from total deposits of $190 million at March 31, 2006.  Excluding $9.9 million of brokered time deposits acquired in December 2006, deposit growth has been flat due to the economic and competitive environment.  The Company has accordingly utilized brokered time deposits and short-term Federal Home Loan Bank borrowings to fund loan growth and maintain liquidity.

The allowance for loan losses totaled $1.75 million or .92% of total loans at March 31, 2007 compared to $1.77 million or 1.20% of total loans at March 31, 2006.  Based on management’s quarterly assessment of the adequacy of the allowance for loan losses and the strong credit quality of the loan portfolio, no loan loss provision was recorded during either the first quarter of 2007 or the first quarter of 2006.  The Company recorded a $6,000 loan recovery during the first quarter of 2007 and no loan charge-offs or recoveries during the same period of 2006.

The Company had no non-performing assets at March 31, 2007 compared to $21,000 or 0.01% of total loans at March 31, 2006.   Non-performing assets at March 31, 2006 was comprised of one nonaccrual loan.

Non-interest income earned during the first quarter of 2007 totaled $291,000, an increase of $67,000 or 30% compared to the $224,000 earned during the first quarter of 2006.  The change was primarily attributable to earnings on bank-owned life insurance assets which increased due to additional investments made in such assets during the latter part of 2006.  The Company’s non-interest income also increased in the categories of service charges on deposits, fees from mortgage loan underwriting, and Federal Home Loan Bank dividend income.

Non-interest expense was $2.1 million in the first quarter of 2007 compared to $1.9 million in the first quarter of 2006, an increase of $.2 million or 11%.    The increase was due primarily to increased employee costs associated with the Company’s growth.  Salaries and benefits for the 2007 period totaled $1.25 million compared to $1.10 million for the 2006 period, a $150,000 or 14% increase.

Valley Commerce Bancorp had 2,217,588 shares of common stock outstanding at March 31, 2007.  The book value per share was $11.78 at March 31, 2007, compared to $10.79 at March 31, 2006.  The increase in book value per share from the prior year is primarily attributable to earnings during the 12-month period ending March 31, 2007.

OTHER INFORMATION:  Valley Commerce Bancorp stock trades on NASDAQ’s Over The Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia and Fresno and has branch offices in Woodlake and Tipton.  The Bank also operates a loan production office in Tulare.  Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS:  In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments.  Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations.  The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in Thousands) (Unaudited)	As of March 31,		As of December 31,
	2007	2006	2006	2005
Assets
Cash and Due from Banks	$7,880	$16,305	$13,266	$17,733
Federal Funds Sold	-	4,170	-	1,885
Available-for-Sale Investment Securities	53,247	52,617	55,298	50,391
Loans (net)	188,532	144,973	182,331	149,991
Bank Premises and Equipment (net)	1,947	1,201	1,832	1,223
Cash Surrender Value of Bank Owned Life Insurance	5,996	2,809	5,935	2,781
Other Assets	5,080	3,803	5,003	4,007
TOTAL ASSETS	$262,682	$225,878	$263,665	$228,011

Liabilities & Equity
Non-Interest Bearing Deposits	$60,106	$66,586	$63,020	$75,419
Interest Bearing Checking	76,290	73,082	75,293	63,549
Time Deposits	73,334	50,202	69,263	53,613
Total Deposits	209,730	189,870	207,576	192,581
Short-Term Debt	13,721	-	17,600	-
Long-Term Debt	8,298	8,893	8,548	9,140
Junior Subordinated Deferrable Interest Debentures	3,093	3,093	3,093	3,093
Other Liabilities	1,723	1,498	1,400	1,288
Total Liabilities	236,565	203,354	238,217	206,102
Shareholders’ Equity	26,117	22,524	25,448	21,909
TOTAL LIABILITIES & EQUITY	$262,682	$225,878	$263,665	$228,011

Condensed Consolidated Statement of Income (in Thousands except share data) (Unaudited)		3 Months Ended March 31, 2007		3 Months Ended March 31, 2006

Interest Income		$4,457		$3,802
Interest Expense		1,764		1,035
NET INTEREST INCOME		2,693		2,767
Provision for Loan Losses		-		-
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES		2,693		2,767

Non-interest Income		291		224
Non-interest Expenses		2,112		1,885
INCOME BEFORE INCOME TAXES		872		1,106

Income Taxes		279		378
NET INCOME		$593		$728
EARNINGS PER SHARE - BASIC*		$0.27		$0.33
EARNINGS PER SHARE – DILUTED*		$0.26		$0.31
SHARES OUTSTANDING – END OF PERIOD*		2,217,588		2,191,966
*All share and earnings per share data have been restated for a 5% stock dividend issued in May 2006.